Exhibit 99.1
DEARBORN BANCORP, INC. FILES SECURITIES & EXCHANGE
COMMISSION REGISTRATION STATEMENT ON FORM S-3
Dearborn, Michigan, September 22, 2006
Dearborn Bancorp, Inc. (Nasdaq: DEAR) today announced that it has filed a registration statement with the Securities and Exchange Commission in connection with a proposed public offering of 2,700,000 shares of common stock. All of the shares will be newly issued by Dearborn Bancorp, Inc. The date on which the sale of the shares to the public will commence has not yet been determined.
Net proceeds from the offering will be used for the recently announced acquisition of Fidelity Financial Corporation of Michigan.
The shares will be offered in a firm commitment underwritten offering, lead managed by Oppenheimer & Co. Inc. with Howe Barnes Hoeffer & Arnett, Inc. acting as co-manager. The proposed offering also currently contemplates that Dearborn Bancorp will grant the underwriters an option to purchase up to an additional 405,000 shares to cover over-allotments, if any.
Dearborn Bancorp is a registered bank holding company whose subsidiary, Community Bank of Dearborn, has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, Auburn Hills, Ann Arbor, and Saline, Michigan.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
When available, copies of the prospectus relating to the offering may be obtained by contacting: Oppenheimer & Co. Inc., 125 Broad Street, New York, New York 10004, Attention: Syndicate Department, Telephone: (212) 668-8163.
Contact: Michael J. Ross, President & CEO at (313) 565-5700 or Jeffrey L. Karafa, CFO at (313) 381-3200.